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Exhibit 3.1

FIRST
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WILLDAN GROUP, INC.

        The name of the corporation is Willdan Group, Inc.

        The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 13, 2006 (the "Original Certificate").

        This First Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and amends, restates, and integrates the provisions of the Original Certificate and, upon filing with the Secretary of State in accordance with Sections 103 and 242, shall thenceforth supersede the Original Certificate and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the First Amended and Restated Certificate of Incorporation of Willdan Group, Inc.

        The text of the Original Certificate is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is Willdan Group, Inc. (the "Corporation").

ARTICLE II

Registered Office and Registered Agent

        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

Corporate Purpose

        The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

ARTICLE IV

Capital Stock

        Section 1.    Shares, Classes and Series Authorized

        The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares, of which Forty Million (40,000,000) shares shall be Common Stock and shall have a par value of $0.01 per share (hereinafter called "Common Stock") and Ten Million (10,000,000) shares shall be Preferred Stock and shall have a par value of $0.01 per share (hereinafter called "Preferred Stock").

        Section 2.    Description of Capital Stock

        The following is a description of each of the classes of capital stock which the Corporation has authority to issue with the designations, preferences, voting powers and participating, optional or other special rights and the qualifications, limitations or restrictions thereof:

        (a)   Rights and Restrictions of Preferred Stock

        Authority is hereby expressly vested in the Board of Directors of the Corporation (the "Board"), subject to the provisions of this Article IV and to the limitations prescribed by law, without stockholder action, to authorize the issue from time to time of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, the determination or fixing of the following:

        (i)    The designation of such series.

        (ii)   The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation's capital stock, and whether such dividends shall be cumulative or non-cumulative.

        (iii)  Whether the shares of such series shall be subject to redemption for cash, property or rights, including securities of the Corporation or of any other Corporation, by the Corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption.

        (iv)  The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

        (v)   Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation's capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges.

        (vi)  The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

        (vii) The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

        (viii) The provisions as to voting (which may be one or more votes per share or a fraction of a vote per share), optional and/or other special rights and preferences, if any.

        For all purposes, this Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock.

        (b)   Rights and Restrictions of Common Stock

        The powers, preferences, rights, qualifications, limitations or restrictions thereof in respect to the Common Stock are as follows:

        (i)    The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as set forth herein, or in any resolution or resolutions adopted by the Board pursuant to authority expressly vested in it by the provisions of Section 2 of this Article IV.

        (ii)   The Common Stock shall have voting rights for the election of directors and for all other purposes, each holder of Common Stock being entitled to one vote for each share thereof held by such holder, except as otherwise required by law.

        (iii)  Subject to the rights of the holders of any series of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared on the shares of Common Stock by the Board from time to time out of assets or funds of the Corporation legally available therefor.

        (iv)  Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of Common Stock.

        (c)   Increase or Decrease in Amount of Authorized Shares

        The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased by an amendment to this Certificate of Incorporation authorized by the affirmative vote of the holders of a majority of the shares of the Common Stock outstanding and entitled to vote thereon and, except as expressly provided in this Certificate of Incorporation or in any resolution or resolutions adopted by the Board pursuant to authority expressly vested in it by the provisions of Section 2 of this Article IV with respect to the Preferred Stock and except as otherwise provided by law, no vote by holders of capital stock of the Corporation other than the Common Stock shall be required to approve such action.

ARTICLE V

Limitation of Directors' Liability; Indemnification by Corporation; Insurance

        Section 1.    Limitation of Directors' Liability

        (1)   No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent provided by applicable law, for liability (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the Corporation shall be limited or eliminated to the full extent permitted by the Delaware General Corporation Law as so amended from time to time.

        (a)   Neither the amendment nor repeal of this Section 1, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 1, shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        Section 2.    Indemnification by Corporation

        To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of and advancement of expenses to directors, officers and agents of the Corporation, through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, both as to action in an official capacity and as to action in another capacity while holding such office. The rights to indemnify hereunder shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of the person. Nothing contained in this Section 2 shall affect any right to indemnification to which persons other than such directors and officers may be entitled by contract or otherwise. Notwithstanding the foregoing, the person seeking indemnification shall have the burden to establish a right to indemnification.

        Section 3.    Insurance

        The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the General Corporation Law.

ARTICLE VI

Denial of Preemptive Rights

        No holder of any class of capital stock of the Corporation, whether now or hereafter authorized, shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issues of capital stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for capital stock of the Corporation of any class whatsoever, whether now or hereafter authorized, or whether issued for cash, property or services.

ARTICLE VII

Amendment

        The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights and powers conferred in this Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power, provided that the affirmative vote of the holders of record of outstanding shares representing at least 75% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change, or repeal any provision of, or to adopt any provision or provisions inconsistent with, Section 2(A) of Article IV, Article V, this Article VII or Article IX of this Certificate of Incorporation unless a majority of the Board has previously authorized such amendment, alteration, repeal or adoption of any inconsistent provision or provisions.

ARTICLE VIII

Bylaws

        The Board shall have the power to adopt, amend or repeal Bylaws of the Corporation, subject to any vote of stockholders required by law, this Certificate of Incorporation, the Bylaws of the Corporation, or any agreement with a national securities exchange or otherwise. The stockholders shall have the authority to adopt, amend or repeal the Bylaws of the Corporation by the affirmative vote of not less than 75% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote on such matter, voting together as a single class, subject to any additional vote of stockholders required by law, this Certificate of Incorporation, the Bylaws of the Corporation, or any agreement with a national securities exchange or otherwise.

        IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 4th day of August, 2006.

By:	/s/ ROY L. GILL Roy L. Gill Secretary

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  Exhibit 3.1
FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF WILLDAN GROUP, INC.
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII